Exhibit 99.1

For Release 1:00 p.m. PST
April 3, 2003

              NetIQ Streamlines to Maximize Growth in Systems and
                          Security Management Markets

        Realignment Includes the Elimination of Approximately 7% of Work
                Force Worldwide; Expects Revenue Results within
                      Previously Announced Guidance Range

SAN JOSE, Calif. -- April 3, 2003 -- NetIQ Corp. (Nasdaq: NTIQ), a leading provider of Systems Management, Security Management and Web Analytics solutions, today announced changes to its organizational structure in an effort to better position the company to emerge as the leader in the rapidly converging Systems and Security Management markets, streamline its internal organization and processes to align with its strategy and reduce expenses.

     NetIQ also announced that, based on preliminary estimates subject to normal quarter-end review, it expects to report total revenue for the quarter ended March 31, 2003 to be in line with its previous guidance range of $75 million to $80 million. A call with financial analysts will be held today at 1:30 p.m. PST to discuss the organizational changes. Final financial results for the company's third quarter will be announced on Thursday, April 24, after the market close. Connection details for both calls are below.

     As part of the streamlining, the company has merged its Systems Management and Security & Administration Management businesses into a single organization. Dr. Richard (Rick) Schell, executive vice president of Products will oversee the product roadmap and development for NetIQ's Systems and Security Management business. Steve Kahan, senior vice president of Marketing, will lead corporate and product marketing for the Systems and Security Management business worldwide. In addition, the company will realign personnel which will result in the elimination of approximately 7 percent of NetIQ's current workforce. The reduction is expected to result in a charge to operations in the quarter ending June 30, 2003, for severance benefits. The reduction in workforce is expected to reduce operating expenses, commencing in the quarter ending Sept. 30, 2003, to approximately $60 million to $62 million, subject to other changes in the business and market environment.

     "The executive team worked closely with me analyzing the company's structure to determine how we could improve our internal processes and maximize opportunities for growth," said Chuck Boesenberg, chief executive officer and chairman at NetIQ. "With our focus on becoming the leading provider of systems and security management solutions we realized we needed to streamline the organization for increased communication and collaboration and continued rapid time to market for delivering on our vision."

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     Rick Pleczko, senior vice president of Worldwide Marketing, Doug Erwin, general manager of the Security & Administration business unit and Bill Vance, senior vice president of Engineering for the Security & Administration business unit, will transition out of their roles as of April 15. Glenn Winokur will continue as chief operating officer until June 30 when he will leave NetIQ. Erwin will remain a member of NetIQ's board of directors.

     "Glenn, Rick, Doug and Bill have been instrumental to establishing NetIQ as a leader in the systems management and security management markets. I would like to thank them for their tremendous contributions and wish them well in their new endeavors," continued Boesenberg.

New Management Team

     In addition to Schell and Kahan, the following executive team members will continue in their roles and report to Boesenberg effective immediately.

     o    Mark Marron, senior vice president of Worldwide Sales

     o    Holly Files, senior vice president of Worldwide Support and Services

     o    Tom Kemp, senior vice president, Corporate Strategy and Development

     o    Dan Meub, senior vice president, general manager Web Analytics

     o Jim Barth, senior vice president, Finance and Administration; chief financial officer

     o    Terry Dyckman, vice president Worldwide Human Resources

Financial Analyst Conference Calls

     Today, the management of NetIQ will hold a conference call at 1:30 p.m. PST to discuss its organizational changes. The dial-in is 1-877-440-8703 (Outside U.S. 1-706-645-0115) with pass code: 9577254. A replay will be available until May 1, 2003 at 1-800-642-1687, (Outside U.S. 1-706-645-9291)
pass code: 9577254. A web cast of this event will be available at http://www.netiq.com/about_netiq/investor_relations/default.asp.

     NetIQ will release final results for the third quarter of fiscal 2003 on Thursday, April 24, 2003 after the market close. Boesenberg, Barth and Kemp will discuss the financial results at 1:30 p.m. PST that same day. The dial-in is 1-877-440-8703, (Outside U.S. 1-706-645-0115), pass code: 9363808. A replay will be available through May 1, 2003 at 1-800-642-1687, (Outside U.S. 1-706-645-9291) pass code: 9363808. A web cast of this event will be available at http://www.netiq.com/about_netiq/investor_relations/default.asp.

About NetIQ

     Founded in 1995, NetIQ Corp. (Nasdaq: NTIQ) is a leading provider of Systems & Security Management and Web Analytics solutions. Historically focused on the Windows management market, NetIQ now delivers cross-platform solutions that enhance business performance resulting in higher returns on infrastructure and web investments. NetIQ products are sold across all continents directly and through a network of authorized NetIQ partners and resellers. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston, Texas; Raleigh, N.C.; Bellevue, Wash., Portland, Ore and Auckland, New Zealand. For more information, please visit NetIQ's web site at http://www.netiq.com/ or call (888) 323-6768.

Safe Harbor Statement

     This press release includes statements, including statements about future operating expenses that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include the current uncertain business climate; risks inherent in technology businesses, including the timing, cost and successful development of new products; risks related to the integration of newly acquired companies and achievement of anticipated revenue and cost synergies; our ability to retain and hire technical personnel and other employees; and unanticipated costs associated with integration, operating and realignment activities. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

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NetIQ is a registered trademark of NetIQ Corporation in the United States and other countries. All other trademarks mentioned are the property of their respective owners.

Contacts:

Susan Torrey, Corporate Communications, 408-856-3028, susan.torrey@netiq.com Greg Klaben, Investor Relations, 408-856- 1894, greg.klaben@netiq.com